Exhibit 4.(a).44

[FOR CONVENIENCE ONLY, NOT AN OFFICIAL TRANSLATION]

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 29

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter- “Partner”) we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998, as follows:

Amendment of Article 73A

1.	After the definition of “Air time” a new definition shall be inserted:

"Air time unit"	a time unit of no more than 12 seconds however as of 5 Tevet 5769 (1 January 2009) a time unit of 1 second.

Amendment of Article 75.10

2.	In Article 75.10-

(a)	In sub-section (a), instead of “units of time of no more than 12 seconds (hereinafter: a “Unit of Air Time”), shall come “Air time unit”.

(b)	In sub-section (b), instead of “time units of no more than 12 seconds” shall come “Air time unit”.

4 Tevet 5765
16 December 2004

/s/ Haim Giron —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing, Ministry of Communications	/s/ Moshe Galili —————————————— Moshe Galili Acting Director General Ministry of Communications